UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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MASTEC, INC.

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MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(305) 599-1800

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2016 Annual Meeting of Shareholders of MasTec, Inc. will be held on May 26, 2016 at 9:30 a.m., local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Robert J. Dwyer and José S. Sorzano as Class III Directors to serve until the 2019 Annual Meeting of Shareholders and the election of Javier Palomarez as a Class II Director to serve until the 2018 Annual Meeting of Shareholders;

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2016 fiscal year; and

3.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The foregoing proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 21, 2016 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about April 12, 2016 to our shareholders of record on March 21, 2016. The Notice of Internet Availability of Proxy Materials contains instructions for accessing our Proxy Statement and Annual Report and how to vote. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet or by telephone. If you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the proxy card. Voting over the Internet, by telephone or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

José R. Mas, Chief Executive Officer

Coral Gables, Florida

April 12, 2016

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this Proxy Statement?

The Board of Directors, referred to as the Board, of MasTec, Inc., referred to as MasTec or the Company, is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2016 Annual Meeting of Shareholders of MasTec, referred to as the Annual Meeting, to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134, on May 26, 2016, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this Proxy Statement first sent or given to security holders?

We began mailing the Notice of Internet Availability of Proxy Materials on or about April 12, 2016 to shareholders of record at the close of business on March 21, 2016.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on March 21, 2016, referred to as the Record Date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the Record Date, 82,157,069 shares of common stock were issued and outstanding.

What is the quorum for the meeting?

A quorum requires the presence, in person or by proxy, of a majority of shares of common stock entitled to vote at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote is represented at the Annual Meeting, then a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the Annual Meeting before an adjournment is taken, unless a new record date is fixed for the Annual Meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes do I have?

Each share of common stock entitles its owner to one vote on each matter brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, then you are a shareholder of record, and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m., Eastern Time, on May 25, 2016. Submitting your vote via mail, telephone or the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. See “Can I change my vote after I have voted?” below.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that third parties may charge fees for voting in this manner, such as usage charges from Internet access providers and telephone companies, which are borne by the shareholder.

A shareholder of record may vote in person by attending the Annual Meeting, presenting proof of identity and delivering a completed proxy card or ballot in person.

How do I vote my shares if they are held by my broker?

If you hold your shares of common stock through a broker, bank or other financial institution, then you are considered the beneficial owner of shares held in “street name,” and you will receive voting instructions from your broker, bank or other financial institution. If you hold shares of our common stock in street name and wish to vote in person at the meeting, then you must present a recent proxy from your bank, broker or other financial institution that validates your ownership, as of the Record Date, of the shares of common stock that you intend to vote. You also must present proof of identity to enter the meeting.

How do I vote my shares that are held in my 401(k) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan, which we refer to as the 401(k) Plan, may instruct Bank of America Merrill Lynch, which acts as the trustee for the 401(k) Plan and which we refer to as the Trustee, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) Plan. You can instruct the voting of stock you hold in the 401(k) Plan by requesting a voting instruction card to sign, date and return, or by submitting your vote by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m., Eastern Time, on May 24, 2016. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee, as proxy, will vote upon such matters according to its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. The Trustee will vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

1.	The election of Robert J. Dwyer and José S. Sorzano as Class III Directors to serve until the 2019 Annual Meeting of Shareholders and the election of Javier Palomarez as a Class II Director to serve until the 2018 Annual Meeting of Shareholders.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2016 fiscal year; and

3.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for the proposals?

Election of directors

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the three nominees who receive the most affirmative votes will be elected to the Board. Shareholders, entitled to vote, may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Our Board’s Governance Principles include a director majority vote policy. The majority vote policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority vote policy, any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by the Nominating and Corporate Governance Committee, and, within 90 days after the election, the independent members of the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation in furtherance of the best interests of MasTec and its shareholders.

Ratification of BDO USA, LLP as our independent auditor

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast at the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Broker “non-votes”

Under the rules of the New York Stock Exchange, which we refer to as the NYSE, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer with respect to such shares, the broker may vote those shares on only “routine” matters. A broker may not vote such shares on “non-routine” matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, broker non-votes will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Other than Proposal No. 2 (the ratification of the appointment of BDO USA, LLP as our independent certified public accounting firm), all of the proposals in this Proxy Statement are considered “non-routine” matters. For this reason, we urge you to give voting instructions to your broker. If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name will be permitted to vote those shares in their discretion for any such routine matters.

Will there be any other items of business on the agenda?

The Board does not know of any other matters that will be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board. In the event that any other matter should come before the Annual Meeting, or any nominee is not available for election, the persons named in the proxy that a shareholder submitted via the Internet, phone or mail will have discretionary authority to vote all shares represented by such proxy unless otherwise specified to the contrary with respect to such matters in accordance with the recommendation of the Board.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted:

•

For: The election of Robert J. Dwyer and José S. Sorzano as Class III Directors to serve until the 2019 Annual Meeting of Shareholders, and the election of Javier Palomarez as a Class II Director to serve until the 2018 Annual Meeting of Shareholders;

•	For: Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2016 fiscal year; and

•

In accordance with the recommendation of the Board “for” or “against” all other business as may properly be brought before the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Can I change my vote after I have voted?

You may revoke a proxy given pursuant to this solicitation at any time prior to its exercise by:

•	Delivering written notice to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134;

•	Executing and delivering to our Corporate Secretary a proxy with a later date;

•	Attending the Annual Meeting and voting in person; or

•	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

Will anyone contact me regarding the proposals described in this Proxy Statement?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this Proxy Statement, but we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held by them as of the Record Date.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of the Record Date, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period immediately prior to the Annual Meeting.

How do I submit a proposal for the 2017 Annual Meeting?

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, we must receive any eligible proposal from an eligible shareholder intended to be presented at the 2017 Annual Meeting of Shareholders on or before December 13, 2016 for the proposal to be properly brought before that meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting pursuant to SEC Rule 14a-8. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 13, 2016 of an intent to present any proposal at MasTec’s 2017 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board has nominated Robert J. Dwyer and José S. Sorzano to stand for election as Class III Directors to hold office until the 2019 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Class III director nominees are incumbent directors. Frank E. Jaumot notified MasTec that he would not stand for re-election as a Class III Director at the Annual Meeting. Upon the completion of his term, which will end at the Annual Meeting, there will be one vacant seat on the Board, assuming the election of Robert J. Dwyer and José S. Sorzano at the Annual Meeting.

On December 19, 2015, the Board appointed Mr. Javier Palomarez as a Class II Director to fill a vacancy in that Class. The terms of the current Class II Directors do not expire until MasTec’s 2018 Annual Meeting of Shareholders; however, in accordance with our Amended and Restated Bylaws and the Florida Business Corporation Act, Mr. Palomarez’ term expires at the Annual Meeting. The Board has nominated Mr. Palomarez to stand for election as a Class II Director and to hold office until the expiration of the Class II term at the 2018 Annual Meeting of Shareholders.

The Board is composed of nine directors elected in three classes, with three Class I Directors, three Class II Directors and three Class III Directors. Except as otherwise provided by our Amended and Restated Bylaws and the Florida Business Corporation Act, directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class III Directors expire at the Annual Meeting, the terms of the Class I Directors expire at the 2017 Annual Meeting of Shareholders and the terms of the Class II Directors expire at the 2018 Annual Meeting of Shareholders. If elected, the nominees for Class III Directors will serve until the 2019 Annual Meeting of Shareholders and Mr. Palomarez will serve until the 2018 Annual Meeting of Shareholders. Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees refuses or is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board.

The Board recommends that you vote “FOR” the election of each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class II Director or as a Class III Director, as applicable.

Information as to Nominees and Other Directors

Nominee for Class II Director

Javier Palomarez, 55, has been a member of our Board since December 2015. Mr. Palomarez has been the President and Chief Executive Officer of the United States Hispanic Chamber of Commerce (“USHCC”) since 2009. The USHCC promotes the economic growth, development and interests of Hispanic-owned businesses, advocates on behalf of American corporations and serves as the umbrella organization for local chambers and business associations nationwide. Mr. Palomarez serves on the National Advisory Council on Minority Business at the Department of Commerce, the Comcast NBC Universal Joint Diversity Advisory Council, the Goldman Sachs 10,000 Small Businesses Advisory Board and the Senate Task Force on Corporate Diversity and Inclusion. Mr. Palomarez is the recipient of the Bnai Zion “Humanitarian of the Year” award, and in 2015 he was awarded the Distinguished Alumni Medallion from the National 4-H Council and was recognized by the Government of Mexico with the Ohtli Award. Prior to joining the USHCC, Mr. Palomarez served in various executive capacities with Allstate Insurance Corporation, Sprint, Inc. and Bank of America. Mr. Palomarez brings to our Board significant experience in governmental and minority business affairs. In addition, he has significant knowledge of international affairs, particularly regarding Mexico and South America.

Nominees for Class III Directors

Robert J. Dwyer, 72, joined our Board in October 2004. Mr. Dwyer retired in 1999 and is currently a private investor. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. He currently serves as a director of Bimini Capital Management, Inc. and Mellon Optima L/S Strategy Fund, LLC and formerly served as a director of BNY/Ivy Multi-Strategy Hedge Fund, LLC. Mr. Dwyer has numerous charitable and civic interests and has served on boards of several public and private companies. Mr. Dwyer brings to our Board his executive leadership and management experience, many years of service on the boards of several other public and private companies and extensive experience with respect to corporate capital structures and capital markets, strategic planning, corporate finance and mergers and acquisitions, and is considered an “audit committee financial expert” under applicable SEC rules.

José S. Sorzano, 75, has been a member of our Board since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, and a member of the Board of Advisors of the Free Cuba Committee since 2000. Mr. Sorzano was Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; Ambassador and U.S. Deputy Permanent Representative to the United Nations from 1983 to 1985; and Chairman of the Board of Visitors, U.S. Army Western Hemisphere Institute for Security Cooperation from 2003 to 2006. Mr. Sorzano brings to our Board significant experience in governmental and international affairs, international business and a historical perspective on our growth and operations having served as a director since 1995.

Class II Directors

José R. Mas , 44, has been our Chief Executive Officer, referred to as the CEO, since April 2007 and has been a member of our Board since August 2001. From April 2007 to January 2010, Mr. Mas was also our President. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President—Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board. Mr. Mas brings to our Board executive leadership and vision, considerable knowledge of, and a unique perspective on, our business, strategy, development, opportunities, operations, people, competition and financial position.

John Van Heuvelen, 69, has been a member of our Board since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as President of Morgan Stanley Dean Witter Trust Company

from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private investor based in Denver, Colorado. His investment activities have included investments in private telecom and technology firms, an area where he still remains an active investor. In addition, Mr. Van Heuvelen was owner of a construction company for six years. Mr. Van Heuvelen currently serves on the Board of Directors of Hallador Energy Company and Orchid Island Capital, Inc. and was a member of the Board of Directors of LifeVantage, Inc. from August 2005 through August 2007. Mr. Van Heuvelen brings to our Board extensive executive leadership and management experience, many years of serving on the boards of several other public and private companies, experience in our industries, significant experience with respect to capital markets, strategic planning, corporate finance and mergers and acquisitions and is considered an “audit committee financial expert” under applicable SEC rules.

Class I Directors

Ernst N. Csiszar, 65, joined our Board in October 2005. Mr. Csiszar is currently a private investor and serves on the Board of Directors of Bridge Strategy Group, LLC, a management consulting firm, and Vice Chairman of the Board of Directors of Patriot National Insurance Company, a provider of workers’ compensation insurance and services. Mr. Csiszar also serves as a Director of PHTS, Inc., a health care risk management company, and is a visiting professor at the University of South Carolina. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1998 to August 2004 and also served as President of the National Association of Insurance Commissioners in 2004. Mr. Csiszar also served as the President and Chief Executive Officer of Seibels Bruce Group, Inc., a property and casualty insurance company, from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as Managing Co-director of Holborn Holdings Corporation, a European investment banking firm. Mr. Csiszar brings to our Board his extensive experience in insurance and risk management, executive leadership and his advisory experience in financial matters.

Julia L. Johnson, 53, has been a member of our Board since February 2002. Since January 2001, Ms. Johnson has been the President of NetCommunications, L.L.C., a regulatory analysis and public policy consulting firm that specializes in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, and served as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised then Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the Board of Directors of each of First Energy Corp., NorthWestern Corporation and American Water Works Co., Inc. Ms. Johnson brings to our Board extensive knowledge with respect to the regulatory process and policy development in several of our industries, many years of service on the boards of several other public companies and a deep understanding of corporate governance.

Jorge Mas, 53, has been Chairman of our Board since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of José R. Mas, our Chief Executive Officer. Mr. Mas brings to our Board executive and management leadership experience, strategy, vision, considerable knowledge and understanding of our operations, challenges and opportunities, and markets, and a unique historical perspective as our longest serving Board member and having served in many capacities (including Chief Executive Officer) in his more than 30 years with us.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to applicable NYSE and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec, or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Javier Palomarez, José S. Sorzano and John Van Heuvelen. Mr. Jaumot’s service on the Board will end on the date of the Annual Meeting.

The Board holds executive sessions of the independent directors at every regularly scheduled Board meeting. The Board, with six directors deemed independent (taking into account Mr. Jaumot’s departure following the Annual Meeting), maintains a percentage of independent directors serving on the Board substantially above the NYSE requirement that a majority of directors be independent.

John Van Heuvelen has been selected, by a majority vote of the independent directors, as the lead independent director to preside over all executive sessions of the independent directors. Mr. Van Heuvelen will serve as lead independent director until his successor is duly qualified at the next annual meeting of the Board or until his earlier resignation or removal. In this role, Mr. Van Heuvelen is responsible for facilitating communication between management and the Board. The independent directors meet separately in regularly scheduled executive sessions without management.

The Board is actively involved in the oversight of risks that could affect MasTec. The committees of the Board are primarily responsible for the oversight of risk as follows: the Audit Committee has oversight over accounting and control risks, as well as risk assessment and risk management; the Compensation Committee has oversight to ensure that our compensation and incentive plans do not encourage or incentivize risk taking; the Nominating and Corporate Governance Committee oversees the independence of the Board, corporate ethics and governance risk; and the Finance and Mergers and Acquisitions Committee has oversight over financial policies, acquisition strategy and financial strategy. However, the full Board has retained responsibility for enterprise-wide risks and for the general oversight of risks. The Board satisfies this responsibility by receiving reports from the committee chairs, as well as regular reports received directly from officers of MasTec who are responsible for overseeing and monitoring particular risks. Risk related to our compensation policies is described in “Risk Considerations in Our Compensation Programs” on page 26 of this Proxy Statement.

The Board conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Finance and Mergers and Acquisitions Committee, and the Nominating and Corporate Governance Committee. Ad hoc committees are formed as needed. The Board and its committees also act by written consent. During 2015, the Board met on 10 occasions. During 2015, each of the current directors attended at least 75% of the Board meetings and at least 75% of the meetings of each committee on which such director served.

MasTec separates the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for determining the strategic direction for MasTec and the day-to-day leadership and performance of MasTec. The principal responsibility of the Chairman of the Board is to serve as chief administrative liaison between our directors and our management and to monitor implementation of the Board’s directives and actions.

The Executive Committee is currently composed of Jorge Mas, who currently serves as Chairman, Julia L. Johnson, Robert J. Dwyer and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board when action is required between meetings of the full Board, subject to certain limitations specified by the Board and applicable law. The Executive Committee did not meet during 2015. The Board, in the exercise of its reasonable business judgment, has determined that each member of the Executive Committee, other than Mr. Mas, is independent under applicable NYSE and SEC rules and regulations.

The Finance and Mergers and Acquisitions Committee is currently composed of Robert J. Dwyer, who currently serves as Chairman, Julia L. Johnson and John Van Heuvelen, all of whom the Board, in the exercise of its reasonable business judgment, has determined are independent under applicable NYSE and SEC rules and regulations. The Finance and Mergers and Acquisition Committee is charged with fulfilling the Board’s responsibilities, within certain guidelines established by the Board, relating to the evaluation of MasTec’s financing, merger, acquisition and disposition activities. The Finance and Mergers and Acquisitions Committee met one time during 2015.

The Audit Committee is currently composed of Robert J. Dwyer, who currently serves as Chairman, Ernest Csiszar and Julia L. Johnson. The Board, in the exercise of its reasonable business judgment, has determined that (i) Robert J. Dwyer and Ernest Csiszar each qualifies as an “audit committee financial expert,” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent for audit committee purposes under applicable NYSE and SEC rules and regulations and internal controls. The Audit Committee assists the Board in overseeing MasTec’s financial reporting and legal and regulatory compliance program and the qualifications and independence of MasTec’s independent auditors. The Audit Committee is also responsible for approving all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2015, the Audit Committee met on 47 occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

The Compensation Committee is currently composed of José S. Sorzano, who currently serves as Chairman, Ernest Csiszar and Robert J. Dwyer all of whom the Board, in the exercise of its reasonable business judgment, determined are independent under applicable NYSE and SEC rules and regulations. The Compensation Committee is charged with discharging the Board’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval, including overseeing the review of risk resulting from incentive compensation policies. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. During 2015, the Compensation Committee met on two occasions.

For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” The Board has adopted a charter that sets forth the responsibilities of the Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Julia L. Johnson, who currently serves as Chairwomen, Javier Palomarez, Frank E. Jaumot and Jose Sorzano. Following the expiration of his term as a director on the date of the Annual Meeting, Mr. Jaumot will no longer serve on the Nominating and Corporate Governance Committee. The Board, in the exercise of its reasonable business judgment, has determined all of the members on the Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board, recommending to the Board candidates for election to the Board and evaluating the effectiveness and performance of the Board. The Nominating and Corporate Governance Committee also develops implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and

annually undertakes performance evaluations of the Board committees and the full Board. The Board has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2015, the Nominating and Corporate Governance Committee met on five occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the NYSE’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of MasTec, taking into account the needs of MasTec, the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates, and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating and Corporate Governance Committee will consider candidates recommended by MasTec shareholders pursuant to written applications submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our bylaws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the Charter of the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines. No nominee recommendations were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s Annual Meeting of Shareholders.

Copies of our current Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, as well as our Corporate Governance Guidelines, are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests them at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

In 2015, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

Other Corporate Governance Matters

Interested parties who want to communicate with the Board as a whole, the lead independent director or any individual Board member, should mark their communications as “Communication to the MasTec, Inc. Board of Directors,” address them to the Board, the lead independent director or a Board member, as the case may be, and direct them to MasTec’s Vice President of Investor Relations at, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, or by email to marc.lewis@mastec.com. Communications to the non-management members of the Board should be marked clearly as such and should be directed to MasTec’s “Board Designee” and mailed or emailed to the foregoing addresses. The Vice President of Investor Relations will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

MasTec does not have a policy requiring that our directors attend the Annual Meeting. All of our directors attended our 2015 Annual Meeting of Shareholders. MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics, that applies to all of our directors, officers and employees and includes additional criteria that are applicable to our CEO and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Investor section of MasTec’s website at www.mastec.com under the tab “Corporate Governance” and is available in print to any shareholder who requests it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days after such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

MasTec has also adopted anti-hedging and anti-pledging policies, which are further described on page 17.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position
José R. Mas	44	Chief Executive Officer and Director
Robert Apple	66	Chief Operating Officer
George Pita	54	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	47	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. José R. Mas can be found in the section entitled “Class II Directors” beginning on page 6.

Robert Apple has been our Chief Operating Officer, referred to as the COO, since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group.

George Pita has been our Executive Vice President, referred to as EVP, and Chief Financial Officer, referred to as the CFO, since January 1, 2014. Mr. Pita joined MasTec in February 2013, as its Chief Financial Officer-Operations. From June 2007 until joining MasTec in 2013, Mr. Pita served as Executive Vice President and Chief Financial Officer of Stuart Weitzman Holdings, a manufacturer, designer and retailer of fine women’s footwear and accessories. From April 2002 until June 2007, Mr. Pita served in various capacities at Perry Ellis International, including as Executive Vice President and Chief Financial Officer from 2004-2007. From 1989-2002, Mr. Pita served in a variety of financial and operations positions at Sunglass Hut International, including Chief Financial Officer. Mr. Pita earned his Bachelors in Business Administration and Accounting from the University of Miami in 1983 and has been a certified public accountant for approximately 30 years. Mr. Pita also serves or has served in various charitable and other capacities, including current appointments at the University of Miami Accounting school advisory board, as well as a board member of Easter Seals of South Florida. From 2008 to 2010, Mr. Pita served as a special advisor to Atlas Acquisition Holdings Corp., a special purpose acquisition corporation.

Alberto de Cardenas has been our EVP, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January 2003 through March 2003, Mr. de Cardenas was Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes and analyzes our executive compensation philosophy and programs for our named executive officers for the 2015 fiscal year. Our named executive officers for the 2015 fiscal year were José R. Mas, our CEO, Robert Apple, our COO, George Pita, our EVP and CFO, and Alberto de Cardenas, our EVP, General Counsel and Secretary.

2015 Business Highlights

MasTec’s 2015 financial performance was impacted by adverse market conditions that affected both our Communications segment and our Oil and Gas segment. In addition, our Electrical Transmission segment underperformed due to both market and internal conditions. As a result, our revenue was approximately $4.2 billion, representing a decrease of $0.4 billion or 8.7% versus the prior year, and we reported continuing operations adjusted EBITDA* of approximately $308 million for 2015 compared to $425 for 2014. Notwithstanding these results, we strengthened our balance sheet and positioned MasTec to take advantage of significant future opportunities across all of our markets:

•	For the year ended December 31, 2015, we reported record levels of cash flow from operating activities at $367 million, a 14% increase over the prior year;

•	We finished 2015 with record year-end 18-month Backlog at $5.7 Billion, up 31% over last year;

•	We finished 2015 with approximately $500 million in liquidity;**

•	We reduced overall debt levels by approximately $111 million or 10% as compared to year-end 2015;

•	We successfully completed a $100 million common stock repurchase program; and

•

We consummated the formation of joint ventures that will build and operate gas pipelines interconnecting with Mexico to supply Mexico’s electric utility, and one of our subsidiaries will construct the U.S. segment of the pipeline.

*	Continuing operations adjusted EBITDA is a non-GAAP financial measure. For a description of the rationale for our presentation of continuing operations adjusted EBITDA and a reconciliation of net income to continuing operations adjusted EBITDA please see the disclosure under the captions “Non-U.S. GAAP Financial Measures” beginning on page 39 of our 2015 Annual Report on Form 10-K filed with the SEC on February 25, 2016.
**	Liquidity is defined as cash plus availability on our senior credit facility.

2015 Governance Highlights

Our compensation program has been designed to incorporate many best practices. Some of these practices include:

Best Practices in Our Program	Practices We Do Not Engage In
• Pay for performance	• No defined benefit pension plan
• Annual performance incentives paid partly in time-vested restricted stock	• No re-pricing of stock options (no use of stock options since 2006)
• Caps on annual bonuses
• Structuring annual bonuses in a manner intended to be fully tax-deductible
• Modest perquisites
• Committee monitoring of executive stock ownership
• Anti-hedging and anti-pledging policies

2015 Compensation Highlights

Compensation decisions made for 2015 reflect both conservatism and our pay for performance philosophy:

•	None of our named executive officers received base salary increases in 2015.

•	2015 annual incentive compensation recognizes performance in revenue and continuing operations adjusted EBITDA.

•

A significant portion of 2015 annual incentive compensation was paid out in the form of restricted stock grants vesting over three years. This aligns executive incentive pay with long-term shareholder value because the ultimate realized value of the awards will depend on our financial performance and stock price when the restricted stock vests. Multi-year vesting schedules for restricted stock encourage executive retention.

What is Our General Philosophy Regarding Executive Pay?

MasTec’s objectives for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executive officers who will provide leadership for MasTec’s success in dynamic and competitive markets. MasTec seeks to accomplish these objectives in a way that rewards both company and individual performance and aligns with our shareholders’ long-term interests.

The compensation for the named executive officers consists of two primary elements: base salary; and annual bonuses paid partly in cash and partly in time-vested restricted stock. In addition, as circumstances warrant, we occasionally make additional awards of restricted stock. These elements are designed to reward corporate and individual performance and future share value appreciation in a simple and straightforward manner. MasTec’s executive compensation program is intended to promote and retain stability within the executive team.

MasTec expects each of its executive officers to contribute to MasTec’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility. When we set compensation amounts and select compensation components for our executive management, we strive to reward the achievement of both short-term and long-term results that promote earnings growth and stock appreciation. Overall, we intend that our compensation philosophy provides market-competitive base pay levels with meaningful incentive opportunity to promote strong performance. This compensation philosophy extends to all levels of our management.

Each named executive officer is a member of MasTec’s executive team and must demonstrate exceptional personal performance in order to remain so. This team-based approach requires that MasTec consider the relative compensation levels among all executive team members to ensure that its compensation programs are applied consistently and equitably. Each named executive officer must contribute as a member of the executive team to MasTec’s overall success rather than focus solely on specific objectives within the officer’s area of responsibility. Executive officers who underperform are either removed from the executive team with their compensation adjusted accordingly or dismissed. We do not have specific policies for allocating between long-term and short-term compensation or between cash and non-cash compensation. Rather, the Compensation Committee maintains a balance of performance-based and retention-oriented pay for each executive, considering market data on the mix of pay but also using discretion in making its decisions.

How Do We Determine Our Compensation Levels?

Discretion and Judgment of the Compensation Committee; Role of the CEO

The Compensation Committee of our Board is responsible for assessing recommendations of pay and approving pay levels for our executive management. We target our compensation levels with the following goals in mind: (a) market-competitive base pay; (b) short-term and long-term incentive grants that appropriately reward past performance and future share-value appreciation, as well as create incentives for long-term growth and executive retention; and (c) levels of benefits and modest perquisites adequate to attract and retain talented and qualified executive officers.

The Compensation Committee determines all compensation for the named executive officers. The Company compiles information for the Committee’s review. Then the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. At the Compensation Committee’s request, the CEO provides input for the Compensation Committee to consider regarding the performance and appropriate compensation of the named executive officers other than himself. The CEO does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other named executive officers because of his direct knowledge of each executive. The Compensation Committee reviews those recommendations for non-CEO executive compensation and then determines the compensation levels for all of our named executive officers, taking into account the executive officer’s role, performance, internal pay comparisons and available market data. The Compensation Committee also administers our incentive compensation plans, including the MasTec, Inc. 2013 Incentive Compensation Plan, which we refer to as the ICP.

The Role of Peer Companies and Benchmarking

The Compensation Committee generally engages an independent compensation consultant to provide a peer group compensation study every two years. In 2014, the Compensation Committee engaged Meridian Compensation Partners, or Meridian to help us construct a peer group appropriate for market comparisons of compensation for our named executive officers and outside directors and to conduct a competitive analysis of the compensation programs for our named executive officers against the compensation programs for the companies in the peer group. As described below under “Compensation of Directors,” the Compensation Committee also engaged Meridian to provide a competitive analysis of the compensation programs for our directors against the compensation programs for the companies in the peer group. Meridian did not assist MasTec in adjusting compensation as a result of such analyses and did not attend any meetings of the Compensation Committee. The Compensation Committee, considering all relevant factors, including those set forth in applicable SEC and NYSE rules, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

For its competitive analysis of the compensation programs for our named executive officers, which we refer to as the 2014 Executive Compensation Review, Meridian compiled a peer group for our review consisting of 17 comparable companies based on size (measured by gross revenues for the last fiscal year and market capitalization as of February 28, 2014) and industry to MasTec. MasTec was slightly above the median of the peer group with respect to size, and the Committee focused on the median of the data in establishing the market comparisons. The peer group consisted of the following 17 companies: Jacobs Engineering Group Inc., URS Corp. (recently merged with AECOM Technology to form AECOM), AECOM Technology Corp., KBR Inc., McDermott International Inc., Emcor Group Inc., Quanta Services Inc., Chicago Bridge & Iron Co., Foster Wheeler AG, Tutor Perini Corp., Granite Construction Inc., Tetra Tech Inc., Willbros Group Inc., Comfort Systems USA Inc., Dycom Industries Inc., Layne Christensen Co. and Colfax Corp.

The Compensation Committee reviewed information regarding peer median executive compensation, our executive compensation in comparison to peers and total shareholder return at peer companies and considered that information, among other things, when it determined total compensation levels generally consistent with the pay practices of peer group companies taking into account MasTec’s performance relative to such companies.

However, the Compensation Committee did not set compensation components to meet specific market benchmark percentiles. Over-reliance on benchmarking can result in compensation unrelated to the value delivered by the named executive officers because compensation benchmarking does not take the specific performance of the named executive officers, or the performance of MasTec, into account. In contrast, at MasTec, annual incentive compensation awards are heavily based on prior year corporate and individual performance.

Shareholder Engagement

MasTec provides its shareholders with the opportunity to cast an advisory vote on executive compensation, referred to as a say-on-pay proposal, every three years. At MasTec’s 2014 Annual Meeting of Shareholders, 61% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our next say-on-pay vote will take place in 2017.

Since 2014, MasTec has engaged with key shareholders, as described in the table below. These engagements involved discussions of corporate governance and executive compensation, as well as other issues that were important to our shareholders. At least one of our Board Members has participated in the majority of the engagements with and without senior management involvement.

Including current executive officers and directors, MasTec has directly engaged the owners of approximately 50% of our shares in 2015 and 63% in 2014 to specifically discuss corporate governance and executive compensation. Considering the input that we have received from our shareholders, MasTec has adopted enhanced anti-hedging and anti-pledging policies, as well as implemented a majority vote policy for the election of our directors.

Year	No. of Shareholders Contacted*	Approximate No. of Shares	Approximate % of Shares
2015	11	24 million	30%
2014	11	29 million	33%

*	Excludes current executive officers and directors.

What Components of Compensation Do We Use?

As noted, the primary components of executive compensation for MasTec are base salary and annual bonuses paid partly in cash and partly in time-based restricted stock, as well as occasional additional awards of restricted stock. Each element is described in more detail below.

Decisions with respect to one element of compensation tend not to affect decisions regarding other elements.

Salary

Our objective for base salary is to provide our executive officers a minimum, fixed level of cash compensation commensurate with their particular positions and qualifications. Base salary is designed to reward core competence in the executive role. We choose to pay base salary because it is required for talent attraction and retention.

Salaries initially are negotiated and set forth in employment agreements with each of our executive officers and thereafter reviewed annually. Salaries take into account the performance of the executive, market data adjusted for individual qualifications, job uniqueness and individual performance. MasTec has not entered into any new agreements with our named executives since 2014.

The salary for Mr. José R. Mas has not changed since 2013. Effective December 19, 2014, the Compensation Committee approved: an increase in Mr. Apple’s annual base salary from $525,000 to $585,000; an increase in Mr. Pita’s annual base salary from $415,000 to $450,000; and an increase in Mr. de Cardenas’ annual base salary from $350,000 to $385,000. The salaries for Messrs. Apple, Pita and de Cardenas did not change in 2015.

Cash Bonuses and Equity Grants

The objective of our annual incentive program is to reward executive officers for company and individual performance during the prior year. The plan is designed to reward contributions as a member of the executive team to MasTec’s overall success rather than specific objectives solely within the officer’s area of responsibility. For 2015, we chose to pay annual incentive compensation in the form of both cash and restricted stock in order to retain executive officers and motivate them toward actions that will lead to long-term success and value.

Annual Cash Bonuses

All members of our executive management team are eligible to receive cash bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance. For 2015, these bonuses were determined and paid pursuant to the ICP.

Executive Incentive Compensation Plan Bonuses

The ICP provides for awards by the Compensation Committee of performance-based annual incentive compensation (in addition to other forms of equity and non-equity incentive compensation). The ICP provides certain of our executive officers the opportunity to receive annual bonuses that are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Executive officers eligible to receive an award under the ICP are selected by the Compensation Committee no later than 90 days following the start of each fiscal year, at which time the Compensation Committee also determines the maximum amount of the award opportunity. Annual incentive awards under the ICP may be paid in the form of cash, restricted stock units, restricted stock or any combination of the foregoing, as determined by the Compensation Committee in its sole discretion. Awards in the form of restricted stock units or restricted stock will be issued under the ICP, or any other plan adopted by MasTec pursuant to which such awards may be granted.

For 2015, the Compensation Committee determined that the maximum award payable under the annual incentive awards under the ICP for each executive officer would be the lesser of 2% of 2015 Consolidated EBITDA (as defined in the ICP) or $10 million. Consolidated EBITDA is generally calculated by taking MasTec’s consolidated net income, determined in accordance with generally accepted accounting principles, and adding back any deductions for interest, depreciation, amortization, income taxes and certain other deductions and adjusting certain items of income or gain.

In December 2015, the Compensation Committee determined that two percent of MasTec’s Consolidated EBITDA would be approximately $6 million and, accordingly, the maximum possible bonus under the ICP would be capped at that amount.

The maximum award may not, however, necessarily become payable to an executive officer because the Compensation Committee retains “negative discretion.” Negative discretion allows the Compensation Committee to reduce the award based upon its assessment of MasTec’s actual performance and the executive’s individual performance.

The Compensation Committee exercised its negative discretion to reduce bonuses for 2015 below the maximum award amount. In determining the final award amounts for each named executive officer for 2015 under the ICP, the Compensation Committee considered MasTec’s challenging year from an earnings perspective due to the combination of both internal and external factors. The Compensation Committee considered, among other things, revenue and earnings results compared to previous years and expectations. In addition, the Compensation Committee discussed and recognized how our executives managed our financial position and liquidity during this difficult period as reflected by our record cash flow from operating activities, improved working capital metrics and overall debt level reduction.

In December 2015, the Compensation Committee approved awards of restricted stock under the ICP for 2015, as set forth in the table below. In March 2016, the Compensation Committee determined the cash portion of the incentive compensation awards for 2015, as set forth in the table below.

	Cash	Shares of Restricted Stock	Restricted Stock Value	Total
José R. Mas, CEO	$490,000	143,192	$2,450,000	$2,940,000
Robert Apple, COO	$292,500	46,158	$789,750	$1,082,250
George Pita, EVP and CFO	$225,000	35,506	$607,500	$832,500
Alberto de Cardenas, EVP, General Counsel and Secretary	$192,500	22,502	$385,000	$577,500

The restricted stock will vest on the third anniversary of the grants. See the Summary Compensation Table for details. Because the restricted stock is awarded on the basis of performance, vesting is based solely upon continued employment over a significant period of time to align our executives’ realizable compensation with long-term shareholder value and to promote executive retention.

Separately, at its December 2014 meeting, the Compensation Committee awarded the stock portion of the named executive officers’ 2014 incentive bonuses, as reflected in the 2014 line of the Summary Compensation Table, intending to award the cash portion of the annual incentive bonuses at its March 2015 meeting; however, at its March 2015 meeting, the Compensation Committee deferred any consideration of those bonuses until completion of the Audit Committee’s independent investigation into certain accounting matters, which occurred in the fourth quarter of 2015. Accordingly, at its December 2015 meeting, the Compensation Committee determined that the named executive officers would receive the cash portions of their annual incentive bonuses as set forth on the 2014 line of the Summary Compensation Table. In determining the final award amounts for each named executive officer for 2014, the Compensation Committee considered, among other things, MasTec’s operating performance, the successful execution of two strategic business acquisitions, the peer group study discussed above and the overall compensation levels and the individual total compensation and performance of each recipient.

Other Equity Compensation

We occasionally use other time-vesting restricted stock awards to further align executive officers’ interests with those of our shareholders and to reward continued employment and actions that increase long-term shareholder value. Making such awards helps us attract and retain talented and success-driven employees.

Restricted stock awards generally vest in two to five years, and there is no vesting prior to the end of the one-year anniversary of the stock grant.

All executive management equity awards are granted at regularly scheduled Compensation Committee meetings except in certain cases such as those granted upon execution of employment agreements, and the exercise prices of all options are set at the closing price of our common stock on the NYSE on the date of the grant. We do not have a program, plan or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information. We have not made any such awards to named executive officers since 2013.

Anti-Hedging and Anti-Pledging Policies

MasTec has a policy prohibiting its directors, management, financial and other insiders from engaging in transactions in MasTec securities or derivatives of MasTec securities that might be considered hedging, or from holding MasTec securities in margin accounts or pledging MasTec securities as collateral for a loan, unless such person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Prohibition of Re-Pricing without Shareholder Approval

The ICP contains a prohibition on the repricing of stock options without shareholder approval.

Retirement Benefits

The objective of our retirement benefits is to assist our employees with the accumulation of adequate financial assets for retirement. Retirement benefits reward employees for saving for their retirement and for their continued employment. We choose to provide retirement benefits in order to have a competitive retirement and benefit package in the marketplace.

401(k) Plan

We maintain a 401(k) plan, for all employees who have completed at least 30 days of service. Our executive officers may participate in the 401(k) Plan. We make safe harbor matching contributions equal to 100% of the first 3% of compensation that each eligible participant elects to contribute to the 401(k) Plan in that year plus 50% of the amount of such participant’s contributions in excess of 3% but not in excess of 5% of such participant’s compensation. The matching contributions to the 401(k) Plan are paid 50% in cash and 50% in MasTec common stock.

The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made. The amounts of our matching contributions for our named executive officers for 2015, 2014 and 2013 under the 401(k) Plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 21.

Deferred Compensation Plan

In 2008, our Board adopted the MasTec Non-Qualified Deferred Compensation Plan. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The objective of this plan is to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the IRS limits imposed on our qualified 401(k) Plan. Under the plan, participants are allowed to defer up to 50% of their base salary and overtime and 100% of their bonus in any given year. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. For 2011 and 2012, our matching contributions were 100% of the first 2.5% of compensation that each eligible participant elected to contribute to the plan that year up to a maximum of $2,500 per year. No match was awarded in 2013, 2014 or 2015. Company matching contributions vest at a rate of one-third per year of service. An employee’s elective contributions are 100% vested when contributed. Our Board or the Compensation Committee may, in its sole discretion, but is not required to, credit a contribution to any participants account under this plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. No contributions were made in 2014 or 2015. Participants may obtain distributions from the plan only on termination of employment or for elected in-service distributions at which time the distribution will be fully taxable to the employee.

Split Dollar Benefit

We have split dollar agreements with Jorge Mas and José R. Mas to provide post-retirement life insurance coverage for them. The arrangements are designed to reward continued employment and have the effect of allowing the beneficiaries to use the proceeds to settle potential estate taxes. We choose to provide them because they are an efficient method of providing compensation with a high perceived value to the recipients and protection to the company on future large stock dispositions. For more information, see “Certain Relationships and Related Transactions” on page 33.

Perquisites

The Compensation Committee prefers to compensate our named executive officers in cash and equity rather than perquisites, in keeping with our philosophy that senior executive compensation should be variable with corporate performance. However, we do provide a limited number of perquisites to our named executive officers (a car lease or allowance to all named executive officers and a golf membership to George Pita) with the objective of attracting and retaining executive officers in a competitive marketplace. Perquisites are not designed to reward any particular executive behavior.

The total value of perquisites provided to the named executive officers during 2015 was a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table on page 21 under “All Other Compensation” and related footnotes.

Termination of Employment and Change in Control Agreements

Employment Agreements

We generally negotiate employment agreements with our named executive officers. The objective of these arrangements is to secure qualified executive officers for leadership positions in our organization as well as to protect our business and intellectual property by virtue of restrictive covenants, including non-competition covenants, contained in the agreements. As of April 12, 2016, we had employment agreements with all of our named executive officers for their current positions. See “Employment and Other Agreements” below.

Our employment agreements provide for the payment of certain compensation and benefits in the event of a change in control of MasTec, as well as in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for the payment. Providing for payments due upon a change in control helps preserve MasTec’s value by reducing any incentive for key executive officers to seek employment elsewhere in the event that a change in control of MasTec is proposed or becomes likely. Moreover, on an ongoing basis, these arrangements help maintain the continuity of our management team, which we view as a driver of shareholder value.

The Compensation Committee has reviewed the material terms of these termination provisions and has concluded that they are reasonable and appropriate. See “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2015” below for a description of these provisions and a calculation of the amounts that would be payable thereunder in the event that a change in control of MasTec had occurred on December 31, 2015.

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Guidelines and Requirements

We do not maintain stock ownership guidelines or requirements for our named executive officers, but our Compensation Committee periodically monitors such ownership. As of December 31, 2015 our CEO held more than 100 times his base salary in MasTec stock, our COO held more than 9.0 times his base salary in MasTec stock, our CFO held more than 5.1 times his base salary in MasTec stock and our General Counsel held 5.5 times his base salary in MasTec stock.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act of 1933, as amended, referred to as the Securities Act, or the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MasTec’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors

José S. Sorzano, Chairman

Ernest Csiszar

Robert J. Dwyer

Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2015, 2014 and 2013 for our CEO, CFO and our other named executive officers as of the end of 2015. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

Name & Principal Position	Year	Salary	Stock Awards (2)	Non-Equity Incentive Plan compensation	All Other Compensation (3)	Total
José R. Mas, CEO	2015	$980,000	$2,450,000	$490,000	$18,282	$3,938,282
	2014	$980,000	$2,450,000	$980,000	$18,272	$4,428,272
	2013	$980,000	$2,411,060	$1,960,000	$24,598	$5,375,658

Robert Apple, COO	2015	$585,000	$789,750	$292,500	$35,627	$1,702,877
	2014	$526,385	$1,050,000	$525,000	$35,427	$2,136,812
	2013	$525,000	$665,120	$700,000	$33,051	$1,923,171

George Pita, EVP and CFO (1)	2015	$450,000	$607,500	$225,000	$38,941	$1,321,441
	2014	$413,962	$830,000	$415,000	$31,817	$1,690,779

Alberto de Cardenas, EVP, General Counsel and Secretary	2015	$385,000	$385,000	$192,500	$27,193	$989,693
	2014	$350,808	$700,000	$300,000	$18,820	$1,369,628
	2013	$350,000	$446,878	$450,000	$18,620	$1,265,498

(1)	Mr. Pita became EVP and CFO, effective January 1, 2014, upon the retirement of C. Robert Campbell.
(2)	Amounts shown in this column represent the fair value of restricted stock awards as of date of grant computed in accordance with FASB ASC Topic 718. Stock awards represent restricted stock awards issued in payment of a portion of annual incentive compensation. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 in our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	All other compensation consists of the following:

Name & Principal Position	Year	Car lease or car allowance	Matching Contributions to 401(k) Plan	Imputed benefit from Split Dollar Life Insurance Policy (2)	Golf Membership	Executive Long Term Disability (1)	Total
José R. Mas, CEO	2015	$17,140		$110		$1,032	$18,282
Robert Apple, COO	2015	$22,948	$10,600			$2,079	$35,627
George Pita, EVP and CFO	2015	$19,316	$10,600		$7,133	$1,892	$38,941
Alberto de Cardenas, EVP, General Counsel and Secretary	2015	$15,451	$10,600			$1,142	$27,193

(1)	The amounts shown in this column include premiums for Executive Supplemental Long Term Disability for Messrs. Mas, Apple, Pita and de Cardenas for 2015.
(2)	The amounts shown in this column for Mr. Mas include imputed income with respect to a life insurance policy owned by MasTec on the life of José R. Mas. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, all premiums it pays on the policies upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “Certain Relationships and Related Transactions” on page 33 for a description of the split dollar agreement that MasTec entered into with Mr. Mas.

Grants of Plan-Based Awards in 2015

The following table provides additional information about the plan-based awards granted to the named executive officers for the year ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number Shares of Stock or Units (1)	Grant Date Fair Value of Stock Option Awards (2)
José R. Mas, CEO	12/18/2015	143,192	$2,450,000
Robert Apple, COO	12/18/2015	46,158	$789,750
George Pita, EVP and CFO	12/18/2015	35,506	$607,500
Alberto de Cardenas, EVP, General Counsel and Secretary	12/18/2015	22,502	$385,000

(1)	Represents shares of restricted stock granted under the ICP, which vest three years after the grant date.
(2)	The grant date value of the restricted stock awards is based on the closing market price of $17.11 for our common stock on December 18, 2015.

Outstanding Equity Awards as of December 31, 2015

The following table sets forth our outstanding equity awards as of December 31, 2015 for our named executive officers.

	Option Award					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unsecured Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (1)
José R. Mas, CEO	3/16/2014	—	—	—	—	58,000	(2)	$1,008,040
	12/19/2014	—	—	—	—	115,457	(3)	$2,006,643
	12/18/2015	—	—	—	—	143,192	(4)	$2,488,677
Robert Apple, COO	8/3/2006	100,000	—	$12.93	8/3/2016	—		—
	3/16/2014	—	—	—	—	16,000	(2)	$278,080
	12/19/2014	—	—	—	—	49,482	(3)	$859,007
	12/18/2015	—	—	—	—	46,158	(4)	$802,226
George Pita, EVP and CFO	4/3/2013	—	—	—	—	40,000	(5)	$695,200
	3/16/2014	—	—	—	—	11,500	(2)	$199,870
	12/19/2014	—	—	—	—	39,114	(3)	$679,801
	12/18/2015	—	—	—	—	35,506	(4)	$617,094
Alberto de Cardenas, EVP, General Counsel and Secretary	3/16/2014	—	—	—	—	10,750	(2)	$186,835
	12/19/2014	—	—	—	—	32,988	(3)	$573,331
	12/18/2015	—	—	—	—	22,502	(4)	$391,085

(1)	The market value of the shares was calculated based upon the closing market price of our common stock of $17.38 per share, as reported by the NYSE on December 31, 2015.
(2)	Awarded on March 16, 2014 and vest on March 16, 2017.
(3)	Awarded on December 19, 2014 and vest on December 19, 2017.
(4)	Awarded on December 18, 2015 and vest on December 18, 2018.
(5)	Awarded on April 3, 2013 and vest on April 3, 2016.

Options Exercised and Stock Vested in Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on vesting	Value Realized on Vesting
José R. Mas, CEO	—	—	115,388	$2,051,138
Robert Apple, COO	39,471	$483,914	31,831	$567,593
Alberto de Cardenas, EVP, General Counsel and Secretary	20,000	$186,200	24,301	$434,208

Nonqualified Deferred Compensation

The following table sets forth earnings under and aggregate balances of nonqualified defined contribution and other deferred compensation plans we maintain.

Name	Executive Contributions in 2015 (1)	Aggregate Earnings in 2015	Aggregate Balance at December 31, 2015
Robert Apple, COO	—	$(3,540)	$312,751
Alberto de Cardenas, EVP, General Counsel and Secretary	—	$(139)	$31,985

(1)	No contributions were made to MasTec’s non-qualified deferred compensation plans by or on behalf of named executive officers for 2015.

Potential Payments upon Change in Control and Termination of Employment as of December 31, 2015

Each of the named executive officers has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon termination of employment with the Company.

Each of the employment agreements, as amended to the date of this Proxy Statement, for the named executive officers also provides for each of such named executive officers to receive certain payments in the event of a change in control, as follows:

•

José R. Mas. Mr. Mas would become entitled to receive a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits over a period of 12 months.

•

Robert Apple. Mr. Apple would become entitled to receive a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits over a period of 12 months.

•

George Pita. Mr. Pita would be entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits over a period of 12 months. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

•	Alberto de Cardenas. Mr. de Cardenas would become entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of normal benefits for a period of 12 months. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

For these purposes, “Change in Control” generally means:

•

Acquisition by Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the common stock;

•

Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of MasTec or of any “subsidiary” of MasTec to a Person described above; or

•

Substantial Change of Board Members. During any fiscal year of MasTec, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of the definition of “Change in Control,” the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

Each named executive officer’s employment agreement also provides that such named executive officer would be entitled to receive certain payments in the event that his employment was terminated as follows:

•

José R. Mas. Following termination of Mr. Mas’ employment by us without cause (as defined in the agreement) or by Mr. Mas for good reason (as defined in the agreement), Mr. Mas would receive his base salary, an amount equal to the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and benefits from the date of termination over a period of 12 months and all unvested options and restricted stock shall immediately vest. In the that event Mr. Mas’ employment is terminated by MasTec as a result of death or disability, then Mr. Mas or his estate will receive a lump sum amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

Robert Apple. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination over a period of 12 months. In the event that Mr. Apple’s employment is terminated by MasTec as a result of death or disability, then Mr. Apple or his estate will receive a lump sum amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

George Pita. Following termination of Mr. Pita’s employment by us without cause (as defined in the agreement) or by Mr. Pita for good reason (as defined in the agreement), Mr. Pita would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination for 12 months. In the event that Mr. Pita’s employment is terminated by MasTec as a result of death or disability, then Mr. Pita or his estate will receive a lump sum amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause (as defined in the agreement) or by Mr. de Cardenas for good reason (as defined in the agreement), Mr. de Cardenas will receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and benefits, over a period of 12 months from the date of termination. In the event that Mr. de Cardenas’ employment is terminated by us as a result of death or disability, then Mr. de Cardenas or his estate will receive a lump sum amount equal to his base salary and any annual performance bonus earned through the date of death or disability he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement, as amended to the date of this Proxy Statement, if MasTec experienced a change in control on December 31, 2015 or his employment with MasTec had terminated on December 31, 2015 for any of the reasons described in the tables. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates or the change of control occurs, as applicable.

Executive: José R. Mas

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$980,000	$1,470,000
Performance Bonus			$3,580,353	$5,370,530
Total Cash Severance			$4,560,353	$6,840,530
Long Term Incentives
Value of Accelerated Stock Grants (1)	$5,503,360	$5,503,360	$5,503,360	$5,503,360
Benefits & Perquisites
Health & Welfare Benefits			$8,712	$8,712
Company Car			$17,140	$17,140
Total Benefits & Perquisites			$25,852	$25,852
Section 280G Tax Gross-Up (2)			$—	$—

OVERALL TOTAL	$5,503,360	$5,503,360	$10,089,565	$12,369,742

(1)	Represents the amount of the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2015 ($17.38) multiplied by the number of restricted shares that would have been subject to accelerated vesting.
(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive: Robert Apple

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$585,000	$877,500
Performance Bonus			$1,340,790	$2,011,185
Total Cash Severance			$1,925,790	$2,888,685
Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,939,313	$1,939,313	$1,939,313	$1,939,313
Benefits & Perquisites
Health & Welfare Benefits			$6,612	$6,612
Company Car			$22,948	$22,948
Total Benefits & Perquisites			$29,560	$29,560
Section 280G Tax Gross-Up (2)			$—	$—

OVERALL TOTAL	$1,939,313	$1,939,313	$3,894,663	$4,857,558

(1)	Represents the amount by which the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2015 ($17.38) multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.
(2)	Mr. Apple is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Apple generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Apple’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Apple would result in an “excess parachute payment” and thus result in an excise tax.

Executive: George Pita

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$450,000	$675,000
Performance Bonus			$1,008,102	$1,512,153
Total Cash Severance			$1,458,102	$2,187,153
Long Term Incentives
Value of Accelerated Stock Grants (1)	$2,191,965	$2,191,965	$2,191,965	$2,191,965
Benefits & Perquisites
Health & Welfare Benefits			$7,890	$7,890
Company Car			$19,316	$19,316
Total Benefits & Perquisites			$27,206	$27,206

OVERALL TOTAL	$2,191,965	$2,191,965	$3,677,273	$4,406,324

(1)	Represents the amount by which the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2015 ($17.38) multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive: Alberto de Cardenas

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$385,000	$577,500
Performance Bonus			$824,793	$1,237,189
Total Cash Severance			$1,209,793	$1,814,689
Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,151,251	$1,151,251	$1,151,251	$1,151,251
Benefits & Perquisites
Health & Welfare Benefits			$13,011	$13,011
Company Car			$12,000	$12,000
Total Benefits & Perquisites			$25,011	$25,011

OVERALL TOTAL	$1,151,251	$1,151,251	$2,386,055	$2,990,951

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2015 ($17.38), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Employment and Other Agreements

Employment Agreements

On April 18, 2007, MasTec entered into an employment agreement with José R. Mas, MasTec’s President and CEO, effective as of April 18, 2007 and amended on March 31, 2014. The term of the agreement continues until the agreement is terminated in accordance with the terms and provisions thereof. The agreement originally provided that Mr. Mas would be paid an annual salary of $500,000, which was increased by the Compensation Committee to $650,000, effective April 1, 2010, increased to $669,500, effective May 6, 2011, and increased to $980,000 effective April 1, 2012. The agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board. Pursuant to the terms of the agreement, Mr. Mas received 100,000 shares of MasTec’s common stock, which vested on the fifth anniversary of the agreement. If Mr. Mas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2015” on page 23. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 1, 2010, MasTec entered into an employment agreement with Robert Apple relating to his employment as COO, which such agreement was amended on March 31, 2014. The agreement remains in effect until terminated and provides that Mr. Apple will be paid an annual salary of $440,000, which was increased to $453,200 effective May 6, 2011, increased to $525,000 effective September 28, 2012, and increased to $585,000 effective December 19, 2014. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by our Compensation Committee, in its sole discretion. Pursuant to the terms of the agreement, Mr. Apple received 37,500 shares of MasTec’s common stock, which vested on the third anniversary of the effective date of the agreement. If Mr. Apple’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2015” on page 23. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 23, 2014, MasTec entered into an employment agreement with George Pita relating to his becoming, effective January 1, 2014, the Company’s EVP and CFO, which such agreement was amended as of March 31, 2014. The agreement remains in effect until terminated and provides that Mr. Pita will be paid an initial annual base salary of $415,000. Mr. Pita’s annual base salary was increased to $450,000 effective December 19, 2014. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. Pita’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2015” on page 23. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective March 31, 2014, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as EVP, General Counsel and Secretary, which such agreement replaced his 2008 employment agreement. The agreement remains in force until terminated and provides that Mr. de Cardenas will be paid an annual salary of $350,000. Effective December 19, 2014, Mr. de Cardenas annual base salary was increased to $385,000. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. de Cardenas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2015” on page 23. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Risk Considerations in Our Compensation Programs

MasTec has reviewed its compensation structures and policies as they pertain to risk and has determined that its compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on MasTec. Use of Consolidated EBITDA targets for senior executive bonuses ensures that compensation is based upon the overall performance of MasTec. Moreover, our equity grants typically provide for a three-year vesting period, which we believe encourages our executive officers to manage with the long-term success of MasTec as a key objective. Compensation for other personnel is closely monitored by our senior executive officers in light of this long-term perspective.

Compensation of Directors

2015 Director Compensation. At the direction of the Board in 2014, the Compensation Committee retained Meridian to conduct a review of MasTec’s independent director compensation. Meridian provided a competitive analysis of the compensation programs for our independent directors against the compensation programs of the same peer group described above under the caption “How Do We Determine Our Compensation Levels?—The Role of Peer Companies and Benchmarking.” The review found MasTec’s independent director compensation to be slightly below the median of the peer group. Based upon the growth of MasTec’s business operations, increasing complexity of its industry operating environment and the historical growth of its financial results, the Compensation Committee recommended to the Board that the Board approve an increase in the independent director compensation to between the 50th and 75th percentile of the peer group’s independent director compensation. As approved by the Board, effective July 1, 2014, independent directors are paid a $55,000 quarterly retainer. A minimum of 42% of the compensation must be taken in the form of common stock to be issued under the ICP, but directors may elect to take a greater portion of the quarterly fee in common stock equity. Shares will be valued at the last sale price of the common stock on the NYSE at the close of trading on the applicable quarterly payment date. Directors must make an initial election during an open trading window under MasTec’s insider trading policy and have the ability to change such election during an open trading window. The remainder of the retainer, if any, will be taken in the form of cash. Our independent director compensation policy also provides that directors must own, at the end of each quarter, a minimum of $250,000 in Company common stock valued based on the average closing price of the Company’s common stock on the NYSE during the 30 trading days preceding such quarter-end. New directors have a four-year exception period to meet such requirement.

In addition, the Lead Independent Director receives an additional $6,250 per quarter, the Audit Committee Chairperson receives an additional $3,750 per quarter, the Compensation Committee Chairperson receives an additional $2,500 per quarter and each of the Finance and Mergers and Acquisitions Committee Chairperson and Nominating Committee Chairperson receives an additional $1,250 per quarter, payable in cash at the election of each person.

In 2012, the Compensation Committee approved a policy that permits the payment of additional compensation to independent directors for special projects which may arise from time to time. Special projects may arise in order to take advantage of investment or financing opportunities and may require significant additional time from independent board members. The Compensation Committee determined that any of these fees will be specifically approved on a project by project basis. MasTec had no such projects in 2015.

Directors are reimbursed for their reasonable expenses incurred in order to attend Board and committee meetings and in their performance of director duties. Option and stock awards granted to our independent directors are governed by the ICP. The Compensation Committee, which administers the ICP, may also make discretionary grants of stock options and stock awards to non-employee directors. No stock option awards were granted to our directors in 2015.

Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director. The Deferred Fee Plan was amended and restated, effective as of January 1, 2009, in order to comply with Section 409A of the Code and to make certain other desired changes to the Deferred Fee Plan.

The following table sets forth a summary of the compensation we paid to our directors who are not named executive officers for services rendered in 2015.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total ($)
Jorge Mas			$10,176	$10,176
Ernst N. Csiszar	$95,632	$124,368		$220,000
Robert J. Dwyer	$43,106	$191,894		$235,000
Frank E. Jaumot	$106,882	$128,118		$235,000
Julia L. Johnson	$132,560	$92,440		$225,000
Daniel A. Restrepo	$68,939	$105,012		$173,951
José S. Sorzano	$95,632	$124,368		$220,000
John Van Heuvelen	$114,418	$130,582		$245,000

(1)	This column reports the amount of compensation earned for Board and committee service elected to be received in cash.
(2)	This column represents the amount of compensation earned for Board and committee service elected to be received in stock. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 12 in our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	Includes imputed income of $1,005 for life insurance policies on the lives of Mr. and Mrs. Jorge Mas that are owned by MasTec and are subject to a split dollar arrangement. Also includes medical insurance benefits of $9,171. See “Certain Relationships and Related Transactions” on page 33 for a description of the split-dollar agreement that MasTec entered into with Mr. Jorge Mas.

As of December 31, 2015, the aggregate number of unvested stock awards and the aggregate number of stock option awards (both exercisable and unexercisable) for directors, who are not named executive officers, were as follows:

Name	Aggregate Number of Option Awards
Jorge Mas	—
Ernst N. Csiszar	—
Robert J. Dwyer	7,500
Frank E. Jaumot	—
Julia L. Johnson	—
Javier Palomarez	—
Daniel A. Restrepo	—
José S. Sorzano	—
John Van Heuvelen	—

Compensation Committee Interlocks and Insider Participation

In 2015, none of our executive officers serving on the Compensation Committee were (i) employees, officers, or former officers of the Company, (ii) had a relationship that would be considered a compensation committee interlock under SEC rules, (iii) were members of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock, as of March 21, 2016, by:

•	Each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	Each of our current directors and nominees for director;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by such person that are exercisable as of March 21, 2016 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of such person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the SEC by the shareholders.

	Common Stock Beneficially Owned
Name	Number of Shares (1)(2)	Percentage of Common Stock Outstanding (3)
Jorge Mas (4)	10,869,100	13.2
Chairman of the Board
José R. Mas (5)	5,638,432	6.9
Chief Executive Officer and Director
Ernst N. Csiszar	22,467	*
Director
Robert J. Dwyer	34,878	*
Director
Frank E. Jaumot	20,443	*
Director
Julia L. Johnson	87,462	*
Director
Daniel A. Restrepo	6,132	*
Director
José S. Sorzano	37,257	*
Director
John Van Heuvelen	67,371	*
Director
Javier Palomarez	1,555	*
Director
Robert Apple	304,316	*
Chief Operating Officer
George Pita	131,681	*
Executive Vice President and Chief Financial Officer

	Common Stock Beneficially Owned
Name	Number of Shares (1)(2)	Percentage of Common Stock Outstanding (3)
Alberto de Cardenas	120,777	*
Executive Vice President, General Counsel and Secretary
All current executive officers and directors as a group (12 persons) (6)	16,791,871	20.4
William F. Harnisch (7)	4,907,991	6.0
Peconic Partners LLC (8)	4,628,991	5.6
Frontier Capital Management (9)	4,307,736	5.2
The Vanguard Group (10)	4,295,955	5.2
Dimensional Fund Advisors LP (11)	4,156,345	5.1

*	Less than 1%
(1)	Includes shares of unvested restricted stock, but as to which the owner presently has the right to vote and the right to receive dividends, as follows: José R. Mas, 316,649 shares; Robert Apple, 111,640 shares; George Pita, 126,120 shares; and Alberto de Cardenas, 66,240 shares.
(2)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 21, 2016 as follows: Robert Apple, 100,000 shares.
(3)	The percentages reported in this column are based on 82,157,069 shares of our common stock outstanding as of March 21, 2016.
(4)	Includes: (i) 9,925,400 shares of common stock owned by Jorge Mas Holdings I, LLC, a Florida limited liability company (“JM Holdings I”), which is controlled by Jorge Mas Holdings, LLC, a Florida limited liability company, of which Jorge Mas is the sole member; (ii) 425,000 shares of common stock owned by the Jose Mas Irrevocable Trust (the “JR Trust”), of which Jorge Mas is a trustee; (iii) 276,000 shares of common stock owned by Mas Equity Partners III, LLC, a Delaware limited liability company (“Mas Partners III”), in which Mas Equity Partners, LLC, a Delaware limited liability company, is a member and of which Jorge Mas is the sole member; (iv) 125,000 shares owned by the Mas Family Foundation, Inc. (the “Family Foundation”), a Florida not-for-profit corporation, of which Jorge Mas is the president and member of the Board of Directors; and (v) 117,700 shares of common stock owned individually by Jorge Mas. Jorge Mas disclaims beneficial ownership of all shares of common stock held by the JR Trust, Mas Partners III and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.
(5)	Includes: (i) 2,951,077 shares owned by Jose Mas individually; (ii) 1,212,414 shares owned by Jose Ramon Mas Holdings I, LLC, a Florida limited liability company (“JRM Holdings I”), which is controlled by Jose Ramon Mas Holdings, LLC, a Florida limited liability company, of which Jose Mas is the sole member; (iii) 648,941 shares owned by the Jorge Mas Irrevocable Trust (the “JM Trust”), of which Jose Mas is a trustee; (vi) 425,000 shares owned by the Jose Mas Irrevocable Trust (the “JR Trust”), of which Patricia Mas, the wife of Jose Mas, is a trustee; (v) 276,000 shares owned by Mas Partners III, in which Jose Mas is a member; and (vi) 125,000 shares owned by the Family Foundation, of which Jose Mas is the secretary and a member of the Board of Directors. Jose Mas disclaims beneficial ownership of all shares of common stock held by the JM Trust, the JR Trust and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.
(6)	The amounts above for Jorge Mas and José Mas both include shares owned of record by the José Mas Irrevocable Trust and by the Mas Family Foundation, Inc. This total only includes those shares once.
(7)	William F. Harnisch possesses shared voting and dispositive power with respect to 4,628,991 shares and possesses sole voting and dispositive power with respect to 279,000 shares. Mr. Harnisch is President and CEO of Peconic Partners LLC (“Peconic”), and his address is P.O. Box 3002, 506 Montauk Highway, East Quogue, New York 11942. All information derived from Peconic’s Schedule 13G filed with the SEC on February 16, 2016 (the “Peconic 13G”).
(8)	Peconic shares voting and dispositive power with respect to 4,628,991 shares, and its address is P.O. Box 3002, 506 Montauk Highway, East Quogue, New York 11942. All information derived from the Peconic 13G.

(9)	Frontier Capital Management possesses sole voting power with respect to 1,974,279 shares and possesses sole dispositive power with respect to 4,307,736 shares, and its address is 99 Summer Street, Boston, MA 02110. All information derived from Frontier Capital Management Schedule 13G/A filed with the SEC on February 12, 2016.
(10)	The Vanguard Group possesses sole voting power with respect to 84,478 shares and shared voting power with respect to 5,800 shares and possesses sole dispositive power with respect to 4,209,877 shares and shared dispositive power with respect to 86,078 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. All information derived from The Vanguard Group Schedule 13G filed with the SEC on February 10, 2016.
(11)	Dimensional Fund Advisors LP possesses shared voting power with respect to 4,037,379 shares and possesses shared dispositive power with respect to 4,156,345 shares, and its address is Building One, 6300 Bee Cave Road, Austin. Texas 78746. All information derived from Dimensional Fund Advisors LP Schedule 13G filed with the SEC on February 09, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the NYSE reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received and written representations from our directors and executive officers, MasTec believes that during the year ended December 31, 2015, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements under Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee Charter requires that the Audit Committee review and approve all transactions identified in Item 404(a) of Regulation S-K, in which we are a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted written standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that: (i) all related party transactions must be fair and reasonable to us at the time they are authorized by the Audit Committee; and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

MasTec purchases, rents and leases equipment used in its business from a number of different vendors on a non-exclusive basis, including Cross Country Pipeline Supply, Inc. (“CCP”), in which the Company has a cost method investment of $15 million. Juan Carlos Mas, who is the brother of Jorge Mas, Chairman of MasTec’s Board of Directors, and José R. Mas, MasTec’s Chief Executive Officer, serves as the chairman of CCP. Additionally, an entity owned by Jorge, José and Juan Carlos Mas is a minority shareholder of CCP. For the years ended December 31, 2015, 2014 and 2013, MasTec paid CCP approximately $10.6 million, $6.3 million and $1.3 million, respectively, for equipment rentals, leases and servicing, and as of December 31, 2015 and 2014, related payables totaled approximately $0.6 million and $1.3 million, respectively.

MasTec leases employees to a customer in which Jorge Mas and José R. Mas own a majority interest. For the years ended December 31, 2015, 2014 and 2013, MasTec charged approximately $0.8 million, $0.7 million and $0.6 million, respectively, to this customer. As of both December 31, 2015 and 2014, outstanding receivables from employee leasing arrangements with this customer totaled $0.1 million. The Company also provides satellite communication services to this customer. For the years ended December 31, 2015, 2014 and 2013, revenue from satellite communication services provided to this customer totaled approximately $0.9 million, $1.0 million and $1.3 million, respectively, and as of December 31, 2015 and 2014, related receivables totaled approximately $0.3 million and $0.5 million, respectively.

MasTec leases a property located in Florida from Irma S. Mas, the mother of Jorge Mas and José R. Mas. For the years ended December 31, 2015, 2014 and 2013, lease payments associated with this property totaled approximately $48,000, $48,000 and $52,000, respectively.

The Company entered into a leasing arrangement in 2015 with a third party that leases an aircraft from a Company owned by Jorge Mas. The amount paid by the Company under this arrangement for the year ended December 31, 2015 was immaterial.

Split Dollar Agreements

MasTec has a split dollar agreement with José R. Mas, which became effective in August 2014 and replaced a prior split dollar and deferred bonus agreement. Under the new split dollar agreement, MasTec is the sole owner of each of the policies subject to the agreement. The Company will make the premium payments under each of the policies. Upon the death of José R. Mas or the survivor of José R. Mas and his wife (collectively, the “José R. Mas insureds”) under the applicable policy, MasTec is entitled to receive a portion of the death benefit under the policy equal to the greater of (i) premiums paid by the Company on the policy and (ii) the then cash value of the policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. The balance of the death benefit is payable to the Jose Mas trust or other beneficiary designated by the trustees. In the event of the Company’s bankruptcy or dissolution, the Jose Mas trust shall have the assignable option to purchase the policies subject to the split dollar agreement from the Company. The purchase price for each policy shall be the greater of either the total premiums paid by the Company for the policy, or the then cash value of the policy, excluding surrender charges or other similar charges or reductions. The total maximum face amount of the insurance policies subject to the split dollar agreement is capped at $75 million. The Company is designated as the named fiduciary under the split dollar agreement, and the policy may not be surrendered without the express written consent of the Jose Mas trust.

MasTec also has a split dollar agreement with Jorge Mas, which became effective in October 2013 and replaced a prior split dollar and deferred bonus agreement. Under the new split dollar agreement, MasTec is the sole owner of each of the policies subject to the agreement. The Company will make the premium payments under each of the policies. Upon the death of Jorge Mas or the survivor of Jorge Mas and his wife (collectively, the “Jorge Mas insureds”) under the applicable policy, MasTec is entitled to receive a portion of the death benefit under the policy equal to the greater of (i) premiums paid by the Company on the policy and (ii) the then cash value of the policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. The balance of the death benefit is payable to the Jorge Mas trust or other beneficiary designated by the trustees. In the event of the Company’s bankruptcy or dissolution, the Jorge Mas trust shall have the assignable option to purchase the policies subject to the split dollar agreement from the Company. The purchase price for each policy shall be the greater of either the total premiums paid by the Company for the policy, or the then cash value of the policy, excluding surrender charges or other similar charges or reductions. The total maximum face amount of the insurance policies subject to the split dollar agreement is capped at $200 million. The Company is designated as the named fiduciary under the split dollar agreement, and the policy may not be surrendered without the express written consent of the Jorge Mas trust.

For the year ended December 31, 2015, the Company paid $0.7 million in connection with the split dollar agreement for José R. Mas. For the year ended December 31, 2014, the Company received $0.1 million of proceeds from policies surrendered, net of premiums paid, related to the split dollar and deferred bonus agreements for José R. Mas. For the year ended December 31, 2013, the Company did not make any payments in respect thereof. The Company paid approximately $1.1 million for both the years ended December 31, 2015 and 2014, related to the Jorge Mas split dollar agreements. For the year ended December 31, 2013, the Company paid approximately $1.2 million, net of proceeds from policies surrendered, related to these agreements. As of December 31, 2015 and 2014, life insurance assets associated with these agreements totaled $13.0 million and $11.1 million, respectively, and were included within other long-term assets in the consolidated balance sheets.

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by MasTec’s Board. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that MasTec’s financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of MasTec’s management and independent auditors.

Our primary function is to assist the Board in their evaluation and oversight of the integrity of MasTec’s financial statements and internal control over financial reporting, the qualifications and independence of MasTec’s independent auditors and the performance of MasTec’s audit functions. In addition, while we are also responsible for assisting the Board in their evaluation and oversight of MasTec’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations and related policies. We are also responsible for reviewing and discussing MasTec’s guidelines, policies and processes with respect to risk assessment and risk management and we advise the Board with respect to such matters, as appropriate. We are responsible for retaining MasTec’s independent auditors and maintain sole responsibility for their compensation, oversight and termination. We are also responsible for pre-approving all non-audit services to be provided by the independent auditors, and on an annual basis discussing with the independent auditors all significant relationships they have with MasTec to determine their independence.

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. At its meetings, the Audit Committee generally met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues, including those matters required to be discussed pursuant to Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and the rules of the NYSE. The Audit Committee also has executive sessions with the director of internal audit.

The Audit Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also reviewed with the independent auditors whether the provision of non-audit services by independent auditors to MasTec is compatible with the auditors’ independence.

The Audit Committee reviewed the audited financial statements contained in MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with MasTec’s management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in its report, expressed an opinion on the conformity of our annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2015.

Robert J. Dwyer, Chairman

Ernest Csiszar

Julia L. Johnson

Independent Registered Public Accountants

Our Audit Committee engaged BDO USA, LLP to serve as our independent registered public accountant for the 2015 fiscal year. A representative from BDO USA, LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions.

Audit Fees

Fees for services rendered by our independent auditors, BDO USA, LLP, for professional services rendered for the 2015 and 2014 audits of our annual financial statements, reviews of financial statements included in quarterly reports on Form 10-Q in 2015 and 2014 and out of pocket expenses, totaled approximately $3.5 million and $4.0 million for 2015 and 2014, respectively. Approximately $0.3 million and $1.0 million of the 2015 and 2014 costs, respectively, are related to the previously disclosed Audit Committee investigation.

Audit Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the annual audit or to the review of quarterly financial statements, performed by BDO USA, LLP were $111,000 and $45,500 in 2015 and 2014, respectively. Fees for services rendered by our independent auditors, BDO USA, LLP, for audit related services rendered for 2015 and 2014 included procedures performed for the 401(k) retirement plan.

Tax Fees

There were no tax fees billed by BDO USA, LLP for either 2015 or 2014.

All Other Fees

There were no fees billed by BDO USA, LLP for other services in either 2015 or 2014.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2015 and 2014, audit services, audit related services and all other services provided by BDO USA, LLP were pre-approved by the Audit Committee.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of BDO USA, LLP to act as our independent registered public accounting firm for the 2016 fiscal year. BDO USA, LLP was our independent auditor for the fiscal year ended December 31, 2015. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “for” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2016 fiscal year absent contrary instructions.

The Board Recommends that You Vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2016 fiscal year.

OTHER BUSINESS

Advance Notice Procedures and Shareholders’ Proposals for the 2017 Annual Meeting of Shareholders

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2017 Annual Meeting of Shareholders on or before December 13, 2016 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 13, 2016 of an intent to present any proposal at MasTec’s 2017 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and proxy pursuant to SEC Rule 14a-8, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, by calling (305) 599-1800 or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary

Coral Gables, Florida

April 12, 2016

MASTEC, INC. 800 S. DOUGLAS ROAD - 12TH FLOOR CORAL GABLES, FL 33134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M96117-P68809	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MASTEC, INC.		For All	Withhold All	For All Except	To withhold authority to vote for some (but not all) nominees, mark “For All Except” and write the name of the nominee(s) for whom you wish to withhold authority to vote on the line below.
The Board of Directors recommends you vote “FOR” the following:
1.	Election of Class III Directors and Class II Director	☐	☐	☐
Nominees
01) Robert J. Dwyer
02) José S. Sorzano
03) Javier Palomarez
The Board of Directors recommends you vote “FOR” Proposal 2.						For	Against	Abstain
2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.					☐	☐	☐

NOTE: In the Proxies’ discretion, in accordance with the recommendation of MasTec’s Board of Directors, the Proxies are authorized to vote on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

PROXY FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and Proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134 at 9:30 a.m. EDT on Thursday, May 26, 2016, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side, in the manner directed herein.

If shares of MasTec’s Common Stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec’s Common Stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016, AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 26, 2016.

MASTEC, INC.

MASTEC, INC.
800 S. DOUGLAS ROAD - 12TH FLOOR CORAL GABLES, FL 33134

Meeting Information

Meeting Type:	Annual Meeting

For holders as of:	March 21, 2016

Date: May 26, 2016 Time: 9:30 AM EDT

Location: Douglas Entrance Building
806 S. Douglas Road
10th Floor, Royal Poinciana Conference Room
Coral Gables, Florida 33134

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper or e-mail copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT         10-K WRAP

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:             www.proxyvote.com

2) BY TELEPHONE:         1-800-579-1639

3) BY E-MAIL*:                 sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 10, 2016 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote “FOR” the following:

1. Election of Class III Directors and Class II Director

Nominees

01) Robert J. Dwyer

02) José S. Sorzano

03) Javier Palomarez

The Board of Directors recommends you vote “FOR” Proposal 2.

2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

NOTE : In the Proxies’ discretion, in accordance with the recommendation of MasTec’s Board of Directors, the Proxies are authorized to vote on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.